Exhibit 10.19

CORGENIX

SHORT-TERM INCENTIVE PLAN

Fiscal Year 2014

This document establishes the Corgenix Short-Term Incentive Plan (“STIP”) for the fiscal year ending June 30, 2014 (“FY 2014”) as approved by the Board of Directors (“Board”) and the Compensation Committee (the “Committee”), and is intended as an administrative reference document for executive management and the Board for the fiscal year.  It is to be read in conjunction with the STIP Plan Document; however, the Plan Document will control if any conflict should arise.

The STIP for FY 2014 is referred to as “STIP-2014”.

STIP-2014 is a performance-based incentive plan designed for the annual Performance Cycle beginning July 1, 2013.

The intent of the STIP is to provide a means for attracting, retaining and motivating talented employees to serve as members of the Corgenix Executive Management Team while providing to the participating employees, an added incentive for sustaining high levels of performance coupled with the achievement of organizational goals.  In addition, the STIP is meant to balance the focus of short-term success of the organization with the accomplishment of longer-term objectives.

The Plan provides a cash-based and/or stock-based compensation vehicle for eligible participants.

1.              Eligibility

Positions eligible for participation in the STIP are the executives of Corgenix as identified by the Compensation Committee.  The Compensation Committee and the Board have the discretion to name additional participants. For the STIP-2014, the eligible participants are:

employee	title
Doug Simpson	President and CEO
Bill Critchfield	Senior Vice President - Finance and Operations, and CFO
Ann Steinbarger	Senior Vice President, Sales and Marketing

An eligible employee who is recommended by the Compensation Committee and approved by the Board to participate in the STIP will not be able to participate in the STIP until the beginning of the next annual Performance Cycle, unless otherwise approved by the Board.  Likewise, employees promoted, transferred or hired into a position that is considered eligible for an STIP will not be able to participate in that STIP until the beginning of the next annual Performance Cycle, unless otherwise approved by the Board.

STIP awards are intended to be made for a specific one-year STIP Performance Cycle for those employees who are eligible participants in that Performance Cycle.  Eligibility for the STIP-2014 does not ensure eligibility for future STIP Performance Cycles.

Each eligible employee will be provided with a copy of the STIP-2014 for review.  After reviewing the STIP-2014, each eligible employee will be asked to acknowledge by signature that they have reviewed and understand the STIP-2014.

2.              Performance Cycles

The STIP-2014 operates on an annual performance period (“Performance Cycle”) which aligns with the fiscal year of July 1, 2013 — June 30, 2014.  At the beginning of FY 2014, the Board has established the performance measures for this STIP Performance Cycle.  Within any given year of an ongoing Performance Cycle, the performance measures cannot be altered or modified.

3.              Gatekeepers

The Board has selected two Gatekeepers for STIP-2014:  Revenue and Net Income.  The Revenue Gatekeeper is set at 95% of the FY 2014 Budget (the “Budget”). The Net Income Gatekeeper is set at 95% of Budget.

If both Gatekeepers are achieved, the gate opens allowing potential payout to be realized in the fiscal year.  If either of the Gatekeepers is not achieved, the gate will not open.

The Gatekeepers for STIP-2014 are as follows:

	Budget	Multiplier	Gatekeeper
Revenue	$11,223,566	0.95	$10,662,388
Net Income	$577,551	0.95	$548,673

4.              Performance Measures

The Board has selected two performance measures for STIP-2014: Revenue and Net Income.

The Board has established “Level I”, “Level II” and “Level III” performance levels for each of the two performance measures being used in STIP-2014. The three performance levels are set at 95%, 105% and 110% of Budget.

	Budget	Level I	Level II	Level III
Revenue (% of budget)		95%	105%	110%
Revenue $	$11,223,566	$10,662,388	$11,784,744	$12,345,923
Net Income (% of budget)		95%	105%	110%
Net Income $	$577,551	$548,673	$606,429	$635,306

Both Revenue and Net Income Gatekeepers must be achieved if the gate is to open, and payout in the Plan begins at Level I when any performance measure is achieved.

For the STIP-2014, the following tables determine the performance payout opportunity for the Executive Officers based on the achieved performance level for the fiscal year.  Established payouts will be awarded when that level of performance is achieved for each of the performance measures.

Simpson

Metric	Level I	Level II	Level III
Revenue	5.0%	7.5%	10.0%
Net Income	5.0%	7.5%	10.0%
Total	10.0%	15.0%	20.0%

Critchfield

Metric	Level I	Level II	Level III
Revenue	3.0%	3.0%	3.0%
Net Income	5.0%	8.5%	12.0%
Total	8.0%	11.5%	15.0%

Steinbarger

Metric	Level I	Level II	Level III
Revenue	4.0%	6.0%	8.0%
Net Income	2.0%	3.0%	4.0%
Total	6.0%	9.0%	12.0%

5.              Payout Calculation

Both Gatekeepers (Revenue and Net Income of $10,662,388 and $548,673 respectively) must be achieved for the gate to open. Once the gate is open, the two performance measures are considered separately for determination of payout.

Examples:

	Revenue	Net Income	Gate	Payout	Explanation

1	$11,400,000	$100,000	closed	none	Revenue Gatekeeper achieved but Net Income Gatekeeper not achieved

2	$11,000,000	$550,000	opens	Both Revenue and Net income	Both Gatekeepers achieved; Revenue and Net Income each reach Level I for payout

3	$12,000,000	$650,000	opens	Both Revenue and Net Income	Both Gatekeepers achieved; Revenue payout at Level II and Net Income payout at Level III

6.              Amount of Short-Term Award

The total amount of the award will be calculated as a percentage of the annual base salary as of June 30, 2014. The targeted percentage was determined based on the employee’s position and percent of eligibility of the award.

Unless otherwise changed by the Board, the officers have targeted awards as specified above.

7.              Payment of Awards

At the end of the Fiscal Year, the Compensation Committee and the Board will assess Corgenix’s performance compared to the Gatekeepers and the performance metrics to determine the proper payout under the STIP-2014.  The following tables provide an illustrative example of how awards will be calculated.  Payouts, if any are earned, will be made as soon as financial information has been audited and prior to the end of September following completion of the annual performance cycle. As noted above, there is no payout if the performance of both the Gatekeepers is not achieved.

Example:  President & CEO:  Assume Revenue achieves Level II, and Net Income achieves Level III, with base salary $240,000.

Performance Metrics — Fiscal Year

				Actual
Metric	Level I	Level II	Level III	(example)	Payout Target
Revenue	$11,223,566	$10,662,388	$11,784,744	$11,000,000	7.5%
Net Income	$577,551	$548,673	$606,429	$650,000	10.0%

Payout Calculation

Metric	Level I	Level II	Level III	Payout Award
Revenue	5.0%	7.5%	10.0%	$18,000.00
Net Income	5.0%	7.5%	10.0%	$24,000.00
Total				$42,000.00

8.              Distribution of Awards

All awards earned under the STIP-2014 will be distributed to the participant or participant’s beneficiary via cash or registered common stock payment, such decision made by the Compensation Committee in September 2014 based on Company financial situation and cash levels. Termination of a participant’s employment with Corgenix prior to the end of the fiscal year (June 30, 2014) will result in a forfeiture of any and all payouts.  Payments to participants will be treated as ordinary income for purposes of Federal Income Tax calculations.

Prior to award distribution, the CEO will provide to the Compensation Committee a schedule detailing the planned distribution under this plan including any recommended changes to individual awards based on his determination of the level of contribution of each officer in achieving the Company goals.

After review of the CEO’s report, the Compensation Committee and the Board may use its discretion to increase or reduce the awards above or below the levels indicated by the performance measures and targets achieved for all or selected participants.  These discretionary exceptions will be used only under unusual circumstances.

8.              Awards

Awards only apply if both Gatekeepers open.

9.              Board Accountability

The Compensation Committee will present recommendations regarding the STIP to the Board and the Board has final authority over the STIP.  Responsibilities for the administration of the STIP are as follows:

•                  Within 90 days of the start of a Performance Cycle, the Compensation Committee recommends to the Board the following for approval:

•                  The Gatekeepers and measures to be used for the Performance Cycle;

•                  The performance measures to be used for the upcoming Performance Cycle;

•                  The performance levels for each performance measure; and

•                  Other Plan modifications, as needed, to ensure objectives of the Plan and of Corgenix are continuously achieved.

•                  Determine and approve participant eligibility prior to the beginning of each Performance Cycle.

•                  Determine and approve payout targets for each STIP participant prior to the beginning of each Performance Cycle.

•                  Upon the completion of each Performance Cycle, determine and approve the performance levels achieved vs. target performance for each performance measure used in the STIP.

•                  Approve payouts being made for the Performance Cycle.

Approved by the Compensation Committee: 8-26-2013

Approved by the Board: 8-27-2013

Last Reviewed by the Compensation Committee: 8-27-2013